Exhibit 10.8

2nd AMENDMENT AGREEMENT TO MANAGING DIRECTOR SERVICE AGREEMENT

entered into by and between

Peter Frauenknecht

and

Atotech Deutschland GmbH

Erasmusstrasse 20

10553 Berlin

Germany

- hereinafter referred to as the “Company” -

- Mr. Frauenknecht and the Company together referred to as the “Parties” -

The Parties have entered into a Managing Director Service Agreement dated 4 / 7 April 2017 which has been amended by a 1st Amendment Agreement dated May 8, 2017 (together the “Managing Director Service Agreement”). The Parties hereby enter into a 2nd Amendment Agreement to the Managing Director Service Agreement.

Art. 1

Change of Control

1.	In case of a change of control event as defined under para. 2 below below, the Company shall pay to Mr. Frauenknecht

•	a severance payment in the amount of two times (2x) Fixed Base Salaries pursuant to Art. 2 para. 1 lit. a) of the Managing Director Service Agreement, and

•

an Annual Bonus calculated on a pro rata basis pursuant to Art. 2 para. 1 lit. b) of the Managing Director Service Agreement, i.e. Mr. Frauenknecht will receive the pro rata portion of the Annual Bonus he would have been entitled to had he completed the full fiscal year, subject to any mandatory deductions including tax and national social insurance contributions, provided the employment relationship is effectively terminated by the Company or by mutual termination agreement within a period of twelve months after the change of control has become effective within the meaning of para. 2 below. For the avoidance of doubt, no severance payment shall be made if Mr Frauenknecht himself terminates the employment relationship due to the change of control.

2.

A change of control event occurs if a third party or several third parties acting together acquire more than 50% of the shares in the Company or one of the Company’s parent companies. The change of control is deemed to be effective once all permits have been obtained and all conditions precedent have been met.

3.

The severance payment shall be paid on the last day of the employment relationship set forth in the effective termination or in the mutual termination agreement and will be transferred to a domestic bank account nominated by Mr. Frauenknecht.

4.

Mr. Frauenknecht shall not be entitled to the aforementioned severance payment if the employment relationship would have automatically ended within a period of 12 months after the change of control irrespective of the change of control event anyhow, e.g. because Mr. Frauenknecht reaches his statutory retirement age.

5.

For the avoidance of doubt, an automatic extension of the service relationship in accordance with Art. 12 para. 2 of the Managing Director Service Agreement does not trigger the change of control provisions under this Art. 1.

Art. 2

Amendment to Post-Contractual Non-Compete

Art. 13 of the Managing Director Service Agreement shall be supplemented by a new paragraph 1a:

1a.

Excluded from the prohibition under Art. 13 para. 1 shall be completely subordinate activities for an undertaking as described in Art. 13 para. 1 which have no relation to Mr. Frauenknecht’s previous activity in the Company.

Art. 3

Final Provisions

1.	All other provisions of the Managing Director Service Agreement continue to apply without change.

2.	Art. 14 of the Managing Director Service Agreement shall apply accordingly to this 2nd Amendment Agreement.

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Atotech Deutschland GmbH	Peter Frauenknecht
represented by its shareholders’ meeting,
itself represented by Geoff Wild

14 January 2020	14 January 2020

/s/ Geoff Wild	/s/ Peter Frauenknecht
Geoff Wild	Peter Frauenknecht

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